Exhibit 10.9

NOMINEE AGREEMENT

THIS AGREEMENT made as of May 12, 2010 between Jorge Osvaldo Orellana Orellana (the “Nominee”) and Latin America Ventures Inc., a Nevada corporation (the “Owner”).

BACKGROUND

The Owner is the sole beneficial owner of all shares of the issued and outstanding equity shares (the “Shares”) of Sociedad Minera Licancabur S.A., a Chilean company (the “Company”) and all related rights and interests. For reasons related to the laws of the Republic of Chile, the Nominee is the registered holder of 1 Share (the “Nominee Share”) of the Company. It has been agreed between the Nominee and the Owner, that for the time being the Nominee Shares will remain registered in the name of the Nominee and that the Nominee shall hold, as nominee for the Owner on the terms and subject to the conditions hereinafter set forth, the Nominee Shares and all related rights and interests that the Owner may from time to time assign to the Nominee (such Shares and related rights and interests are collectively called the “Nominee Shares and Rights”), the Nominee having itself no beneficial interest in the Nominee Shares and Rights.

AGREEMENT

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

1.	The Nominee hereby acknowledges, declares, covenants and agrees that:

(a)

the Nominee will hold, as and from the date hereof, the Nominee Shares and Rights, and all right, title and interest therein and benefit to be derived therefrom, as nominee for and on behalf of the Owner;

	(b)	the Nominee otherwise has no legal or beneficial interest in the Nominee Shares and Rights; and

	(c)	all other attributes of the beneficial ownership of the Nominee Shares and Rights shall be and remain in the Owner.

2.

The Nominee covenants and agrees, subject to the indemnity hereinafter provided, that it shall at all times and from time to time deal with the Nominee Shares and Rights as nominee for the Owner only in accordance with the written or verbal instructions and directions of the Owner and not otherwise; and that it will do no act relating to the Nominee Shares and Rights, including the exercise of any voting rights, without the express authorization and direction of the Owner, and that it has no active or independent duties to perform in respect of the Nominee Shares and Rights except as may be specifically provided for herein.

3.

The Nominee shall enter into, and execute and deliver as nominee for the Owner only, all such instruments, including, without limitation, all such documents, assignments, transfers, pledges, assignments and surrenders of personal property security contracts and other agreements, (collectively called “instruments’) as may from time to time be requested by the Owner in connection with the Nominee Shares and Rights, including without limiting the generality of the foregoing a conveyance and transfer in registrable and/or other form(s) of all right, title and interest of the Nominee in the Nominee Shares and Rights.

4.

The Nominee acknowledges, declares, covenants and agrees that all dividends, distributions, and other receipts and revenues of any nature or kind arising from the Nominee Shares and Rights or the use thereof shall belong legally and beneficially to the Owner, and that the Nominee has no legal or beneficial interest in such dividends, distributions, and other receipts and revenues. The Nominee shall, subject to the rights of any mortgagee, pledgee, or other secured creditor, promptly remit to the Owner all dividends, distributions, and other receipts and revenues of any nature or kind arising from the Nominee Shares and Rights which may be received by the Nominee as nominal party to any instrument. The Nominee shall incur no liability to any person for making any such remittance as directed in any notice from any such mortgagee, pledgee or other secured creditor, or, in the absence of such notice, pursuant to a direction from the Owner. The Nominee shall, at the request and expense of the Owner, account to the Owner for all sums received with respect to the Nominee Shares and Rights.

5.

The Nominee shall promptly deliver to the Owner all instruments with respect to the Nominee Shares and Rights, together with all recording information relative thereto, to the extent that the Nominee may come into possession of any thereof.

6.

The Nominee shall promptly transmit to the Owner copies of all notices, claims, demands or other communications which the Nominee may receive and which relate in any way to the Nominee Shares and Rights. The Nominee, upon the request of the Owner, shall be a nominal party to any action in response to or as a consequence of any such matter. Any such action, proceeding, negotiation or other response shall be conducted by the Owner, with counsel selected by him, and the Nominee shall not, nor shall it be obligated to, take any such action itself, its only obligation being that of a nominal party thereto subject to the indemnity hereinafter provided.

7.

The Owner acknowledges, declares, covenants and agrees that he shall be responsible for all encumbrances, charges, costs, expenses, losses, damages, claims, demands and liabilities in any way connected with or related to the Nominee Shares and Rights (collectively called “expenses”), that the Nominee has no active duties to perform in connection with the Nominee Shares and Rights, and that all obligations (including any mortgage or pledge obligations), responsibilities, acts or omissions pertaining to the Nominee Shares and Rights shall be the responsibility of and shall be performed or omitted to be performed by the Owner.

8.

The Owner hereby releases the Nominee from any and all liability that the Nominee may incur in respect of any action taken by the Nominee either pursuant to the authorization or direction of the Owner or pursuant to the terms of this Agreement. The Owner shall indemnify and hold the Nominee harmless from all liabilities of whatsoever kind and character that may arise out of any act or omission by the Nominee pursuant to the terms of this Agreement and from the said expenses, obligations and responsibilities during the entire period of time that the Nominee Shares and Rights is vested in the Nominee pursuant to this Agreement.

9.

It is understood and agreed between the parties hereto that the relationship between them shall be that of principal and bare nominee only, that there is no intention to create a relationship of partnership, or agency between the Owner and the Nominee, and that this Agreement should not be construed to create any trust, association or joint venture between the Owner and the Nominee.

10.

Each of the parties hereto covenants that it will from time to time as may be deemed necessary and requisite do all such acts and effect such further and other assurances as may be reasonable necessary or desirable to effect and carry out the true intent and purpose of this Agreement.

11.	This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

12.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

___________________________________
Jorge Osvaldo Orellana Orellana

Latin America Ventures, Inc.

By: ___________________________

Name: _________________________

Title: _________________________